Exhibit 3.1

ESSEX PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY
Reclassifying 1,000,000 shares of Common Stock
as 1,000,000 shares of
7.8125% SERIES F CUMULATIVE REDEEMABLE PREFERRED STOCK

Essex Property Trust, Inc., a corporation organized and existing under the laws of Maryland (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority conferred upon the Board of Directors of the Corporation by Article FIFTH of its Charter (the "Charter") in accordance with Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board"), at a special meeting held on August 27, 2003, duly adopted a resolution reclassifying 1,000,000 authorized but unissued shares of Common Stock (par value $.0001 per share) as Preferred Stock (par value $.0001 per share), designating such newly reclassified Preferred Stock as 7.8125% Series F Cumulative Redeemable Preferred Stock, the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as set forth below and authorizing the issuance of such series of Preferred Stock as set forth below. Upon any restatement of the Charter, Sections 1 through 9 of Article THIRD shall become subsection (i) of Article FIFTH of the Charter.

SECOND: The reclassification increases the number of shares classified as 7.8125% Series F Cumulative Redeemable Preferred Stock from no shares immediately prior to the reclassification to 1,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock (par value $.0001 per share) from 656,682,178 shares immediately prior to the reclassification to 655,682,178 shares immediately after the reclassification.

THIRD: Subject in all cases to the provisions of Article EIGHTH of the Charter of the Corporation with respect to Excess Stock, the following is a description of the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of the redemption of the 7.8125% Series F Cumulative Redeemable Preferred Stock of the Corporation:

7.8125% Series F Cumulative Redeemable Preferred Stock

    Designation and Amount.

    Of the 656,682,178 authorized shares of Common Stock, 1,000,000 shares (par value $.0001 per share) are reclassified and designated "7.8125% Series F Cumulative Redeemable Preferred Stock" (the "Series F Preferred Stock"). The par value of the Series F Preferred Stock shall be $.0001 per share.

    Rank.

    The Series F Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, rank senior to all classes or series of Common Stock (as defined in the Charter) and to all classes or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (including, without limitation, the Corporation's Series A Junior Participating Preferred Stock), other than the 7.875% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), the 9-1/8% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), the 9.30% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") and the 9.25% Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock") with which it shall be on a parity and any other class or series of equity securities of the Corporation expressly designated as ranking on a parity with or senior to the Series F Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation. For purposes of these terms of the Series F Preferred Stock, the term "Parity Preferred Stock" shall be used to refer to the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and any other class or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding expressly designated by the Corporation to rank on a parity with Series F Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Corporation.

    Distributions.
      Payment of Distributions.

      Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions, holders of Series F Preferred Stock will be entitled to receive, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 7.8125% of the $25.00 liquidation preference per share of Series F Preferred Stock (the "Original Distribution Rate"); provided, however, that, subject to Section 6(c) hereof, if at any time full distributions shall not have been made on any Series F Preferred Stock with respect to any six (6) prior quarterly distribution periods (whether or not consecutive) (a "Preferred Distribution Default"), such that distributions for such six (6) distribution periods have not been fully paid and are outstanding in whole or in part at the same time, commencing on the date of such Preferred Distribution Default, the holders of Series F Preferred Stock will be entitled to receive out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8.3125% of the $25.00 liquidation preference per share of Series F Preferred Stock (the "Default Distribution Rate") in lieu of the Original Distribution Rate, provided, further, that if and when all accumulated distributions and the distribution for the current distribution period on the Series F Preferred Stock shall have been paid in full or irrevocably set aside for payment in full and the Preferred Distribution Default was the first and only Preferred Distribution Default by the Corporation hereunder, then commencing on the date such payment has been made or irrevocably set aside, the holders of Series F Preferred Stock will be entitled to receive, out of funds legally available for payment of distributions, cumulative preferential cash distributions at the rate per annum equal to the Original Distribution Rate in lieu of the Default Distribution Rate. If at any time there is a second Preferred Distribution Default, the holders of Series F Preferred Stock will be entitled to receive on a permanent basis (for as long as the Series F Preferred Stock is held by such holders), out of funds legally available for payment of distributions, cumulative preferential cash distributions at the Default Distribution Rate.

      The distributions shall be cumulative, shall accrue from November 25, 2003 and will be payable quarterly in arrears (such quarterly periods, for purposes of payment and accrual shall be the quarterly periods ending on the dates specified in this sentence and not calendar quarters), on the 1st day of March, June, September and December of each year (each a "Preferred Stock Distribution Payment Date"), commencing in each case on the first Preferred Stock Distribution Payment Date after November 25, 2003. The first distribution, which will be paid on December 1, 2003, will be for less than a full quarter. The amount of the distribution payable for any period, including a period shorter than a full quarterly period, will be computed on the basis of a 360-day year of twelve 30-day months. For any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such a period (on the basis of a 30-day month) to ninety (90) days. If any date on which distributions are to be made on the Series F Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series F Preferred Stock will be made to the holders of record of the Series F Preferred Stock on the relevant record dates, which, unless otherwise provided by the Corporation (as a date not more than thirty (30) days nor fewer than ten (10) days prior to the Preferred Stock Distribution Payment Date) with respect to any distribution, will be 15 Business Days prior to the relevant Preferred Stock Distribution Payment Date (each a "Distribution Record Date").

      The term "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

      Limitations on Distributions. No distributions on the Series F Preferred Stock shall be declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
      Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series F Preferred Stock will accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series F Preferred Stock will accumulate as of the Preferred Stock Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.
      Priority as to Distributions.
        So long as any Series F Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Corporation ranking junior to the Series F Preferred Stock as to distribution rights (such Common Stock or other junior stock, including, without limitation, the Series A Junior Participating Preferred Stock), collectively, "Junior Stock"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series F Preferred Stock, any Parity Preferred Stock with respect to distributions or any Junior Stock, unless, in each case, all distributions accumulated on all Series F Preferred Stock and all classes and series of outstanding Parity Preferred Stock as to payment of distributions have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into Junior Stock of the Corporation, (iii) the redemption, purchase or other acquisition of Junior Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation and (iv) purchase by the Corporation of such Series F Preferred Stock, Parity Preferred Stock with respect to distributions or Junior Stock pursuant to Article EIGHTH of the Charter to the extent required to preserve the Corporation's status as a real estate investment trust.
        So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably so set apart) upon the Series F Preferred Stock, all distributions authorized and declared on the Series F Preferred Stock and all classes or series of outstanding Parity Preferred Stock with respect to distributions shall be authorized and declared pro rata so that the amount of distributions authorized and declared per share of Series F Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series F Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock do not have cumulative distribution rights) bear to each other.
      No Further Rights. Holders of Series F Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.
    Liquidation Preference.
      Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, distribution or winding-up of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Series F Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution or the proceeds thereof, before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of shares of the Corporation that ranks junior to the Series F Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Corporation, an amount equal to the sum of (i) a liquidation preference of $25.00 per share of Series F Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series F Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Corporation, all payments of liquidating distributions on the Series F Preferred Stock and such Parity Preferred Stock shall be made pro rata so that the payments on the Series F Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series F Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Corporation bear to each other.
      Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than 30 and, not more than 60 days prior to the payment date stated therein, to each record holder of the Series F Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.
      No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.
      Consolidation, Merger or Certain Other Transactions. Without limiting or otherwise having any effect on Section 6(b) hereof, the consolidation or merger or other business combination of the Corporation with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Corporation), or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.
    Redemption.
      Limited Redemption at Option of a Majority-in-Interest of the Holders. Subject to the terms and conditions of any Parity Preferred Stock and the rights of any series of Preferred Stock which may from time to time come into existence, in the event of (i) the Corporation's completion of a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in which, as a result of such transaction, the Corporation's common stock is no longer registered under Section 12 of the Exchange Act, except that this clause (i) shall not apply to any involuntary delisting of the Corporation's common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act), (ii) the completion of a consolidation or merger or other business combination of the Corporation with or into any corporation, trust or entity and, if the surviving entity has outstanding debt securities (regardless of whether such outstanding debt securities are publicly traded or not), such debt securities do not possess at least the lowest credit rating level established as investment grade from either Standard & Poor's, Moody's Investor Service or Fitch Ratings (it being understood that as of the date of these Articles Supplementary the lowest investment grade rating of Standard &Poor's is BBB-, the lowest investment grade rating of Moody's is Baa3 and the lowest investment grade rating of Fitch Ratings is BBB-) or (iii) the Corporation's failure to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended, except where such failure arises in connection with the consolidation or merger or other business combination of the Corporation into any corporation, trust or entity in which the Corporation is not the surviving entity and the surviving entity qualifies as a real estate investment trust (each, a "Qualifying Event"), if requested in writing by the holders of not less than a majority of the then outstanding Series F Preferred Stock that all shares of Series F Preferred Stock be redeemed, the Corporation shall redeem all of the shares of Series F Preferred Stock held by all holders of Series F Preferred Stock by paying in cash in exchange for the shares of Series F Preferred Stock to be redeemed a sum equal to $25.00 per share plus all accumulated but unpaid distributions on such shares to the date of redemption, except as otherwise provided by Section 5(e). Such request for redemption by the holders of not less than a majority of the then outstanding Series F Preferred Stock that all shares of Series F Preferred Stock be redeemed must be received by the Corporation no later than forty-five (45) days following the date of mailing to the holders of record of the Series F Preferred Stock of written notice from the Corporation of the occurrence of a Qualifying Event. Written notice of a Qualifying Event shall be mailed by the Corporation and addressed to the respective holders of record of the Series F Preferred Stock at their respective addresses as they appear on the transfer records of the Corporation. Upon receipt of such request for redemption by the holders of not less than a majority of the then outstanding shares of Series F Preferred Stock, the Corporation shall provide notice of the date of redemption (which shall be no later than sixty (60) days following the Corporation's receipt of such request for redemption) to all the holders of Series F Preferred Stock and redeem the shares of Series F Preferred Stock in accordance with Section 5(c) hereof.
      Right of Optional Redemption by the Corporation. Except as provided in Section 5(a) above, the Series F Preferred Stock may not be redeemed prior to September 23, 2008. On or after such date, subject to the terms and conditions of any Parity Preferred Stock, the Corporation shall have the right to redeem the Series F Preferred Stock, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to $25.00 per share of Series F Preferred Stock plus accumulated and unpaid distributions to the date of redemption, except as otherwise provided by Section 5(e). If fewer than all of the outstanding shares of Series F Preferred Stock are to be redeemed, the shares of Series F Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units). Further, in order to ensure that the Corporation remains a qualified real estate investment trust for federal income tax purposes, the Series F Preferred Stock will also be subject to the provisions of Article EIGHTH of the Charter pursuant to which Series F Preferred Stock owned by a stockholder in excess of the Ownership Limit (as defined in the Charter) will be automatically transferred to a Trust (as defined in the Charter) and the Corporation shall have the right to purchase such shares, as provided in Article EIGHTH of the Charter.
      Procedures for Redemption.
        Notice of redemption will be (i) faxed, and (ii) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series F Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series F Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series F Preferred Stock to be redeemed, (iv) the place or places where such shares of Series F Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series F Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series F Preferred Stock. If fewer than all of the shares of Series F Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed. If fewer than all Series F Preferred Stock evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all shares of Series F Preferred Stock, evidencing the unredeemed shares of Series F Preferred Stock without cost to the holder thereof.
        If the Corporation gives a notice of redemption in respect of Series F Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably in trust for the benefit of each holder of the Series F Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, if any, on such shares to the holders of the Series F Preferred Stock upon surrender of the Series F Preferred Stock by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series F Preferred Stock or portions thereof called for redemption, unless the Corporation defaults in the payment thereof. If any date fixed for redemption of Series F Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series F Preferred Stock is improperly withheld or refused and not paid by the Corporation, distributions on such Series F Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.
      Limitation on Redemption. The Corporation may not redeem fewer than all of the outstanding shares of Series F Preferred Stock unless all accumulated and unpaid distributions have been paid on all Series F Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series F Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F Preferred Stock or Parity Preferred Stock, as the case may be.
      Rights to Distributions on Stock Called for Redemption. Immediately prior to any redemption of Series F Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Preferred Stock Distribution Payment Date, in which case each holder of Series F Preferred Stock at the close of business on such Distribution Record Date shall be entitled to the distributions payable on such shares on the corresponding Preferred Stock Distribution Payment Date notwithstanding the redemption of such shares before the Preferred Stock Distribution Payment Date.
      Excess Stock Provisions. The Series F Preferred Stock is subject to the provisions of Article EIGHTH of the Charter. In addition to the Corporation's rights set forth in Article EIGHTH of the Charter, Excess Stock issued upon exchange of Series F Preferred Stock pursuant to such Article may be redeemed, in whole or in part, at any time when outstanding Series F Preferred Stock is being redeemed, for cash at a redemption price of $25.00 per share, plus accumulated and unpaid distributions on the Series F Preferred Stock, which were exchanged for such Excess Stock, through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as the Series F Preferred Stock being redeemed.
      Status of Redeemed Stock. Any Series F Preferred Stock that shall at any time have been redeemed shall after such redemption have the status of authorized but unissued Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board.
    Voting Rights.
      General. Holders of the Series F Preferred Stock will not have any voting rights, except as set forth below.
      Certain Voting Rights. While any shares of the Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Series F Preferred Stock (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series F Preferred Stock with respect to payment of distributions or rights upon any voluntary or involuntary liquidation, dissolution or winding-up or reclassify any authorized shares of beneficial interest of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) either amend, alter or repeal the provisions of the Corporation's Charter (including these Articles Supplementary) or Bylaws, whether by amendment, merger, consolidation or otherwise, so as to materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series F Preferred Stock or the holders thereof; provided that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in an amount of authorized shares of each series, in each case ranking junior or on a parity to the Series F Preferred Stock with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. The Corporation may create additional classes of Parity Preferred Stock and Junior Stock, increase the authorized number of shares of Parity Preferred Stock and Junior Stock and issue additional series of Parity Preferred Stock and Junior Stock without the consent of any holder of Series F Preferred Stock.
      Right to Elect Directors. If at any time there is a Preferred Distribution Default, the holders of the Series F Preferred Stock shall have the right (in such holders' sole and absolute discretion), in lieu of the right to receive distributions at the Default Distribution Rate described in Section 3(a) hereof, to participate in a class vote together with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (other than holders of Parity Preferred Stock who are deemed to be "affiliates" of the Corporation as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933) to elect two additional directors to serve on the Corporation's Board (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series F Preferred Stock or any such class or series of Parity Preferred Stock or at the next annual meeting of the stockholders, and at each subsequent annual meeting of stockholders or special meeting held in lieu thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series F Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full. At any such annual or special meeting, the holders of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock (to the extent such holders choose to participate in the election of Preferred Stock Directors in lieu of receipt of the Default Distribution Rate) and any subsequently issued series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to cast votes for such Preferred Stock Directors on the basis of one vote per $50.00 of liquidation preference to which such class of Parity Preferred Stock is entitled by its terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. If and when all accumulated distributions and the distribution for the current distribution period on the Series F Preferred Stock shall have been paid in full or irrevocably set aside for payment in full, the holders of the Series F Preferred Stock shall be divested of the voting rights set forth in this Section 6(c) (subject to revesting at such holders option in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or irrevocably set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series F Preferred Stock when they have the voting rights set forth in this Section 6(c) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series F Preferred Stock when they have the voting rights set forth in this Section 6(c) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
    Transfer Restrictions. The Series F Preferred Stock shall be subject to the provisions of Article EIGHTH of the Charter.
    No Conversion Rights. The holders of the Series F Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock, or into any other securities of, or interest in, the Corporation.
    No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series F Preferred Stock.

FOURTH: The shares of Series F Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: The undersigned Senior Executive Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, these Articles Supplementary are executed on behalf of the Corporation by its Senior Executive Vice President and attested by its Secretary this 19th day of September, 2003.

ESSEX PROPERTY TRUST, INC.

____________________________

Michael J. Schall

Senior Executive Vice President

[SEAL]

Attest:

___________________________

Jordan E. Ritter

Senior Vice President and Secretary